For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
Beneski.barron@orbital.com

ORBITAL ANNOUNCES ARRANGEMENTS REGARDING THE EXERCISE OF WARRANTS ISSUED IN 2001

(Dulles, VA 26 August 2004) – Orbital Sciences Corporation (NYSE: ORB) announced today that it has made arrangements with EquiServe Trust Company, N.A (EquiServe), the Agent for Orbital’s outstanding warrants (CUSIP 685564 13 0, NYSE trading symbol: ORB WS) the company issued in 2001 to purchase common stock, so that the exercise of the warrants may be made without delivery of certificates. A properly executed Notice of “Guaranteed Delivery"/ “Protect Period,” together with the appropriate exercise price, must be received by EquiServe prior to 5:00 p.m., New York City time, on August 31, 2004. Holders submitting a Notice of “Guaranteed Delivery” are required to surrender to EquiServe the certificates for all warrants no later than the close of business on September 3, 2004.

Each warrant allows its holder to purchase one share of the company’s common stock at an exercise price of $4.82 per share. Unless exercised in accordance with their terms by delivery of the warrant certificates or a Notice of “Guaranteed Delivery” along with payment of the per share exercise price, the warrants will expire at 5:00 p.m., New York City time, on August 31, 2004.

The company also announced the warrants will continue to trade on the NYSE on a “Regular Way” basis through August 30, 2004, but will be suspended from trading before the opening on August 31, 2004 in accordance with New York Stock Exchange policy.

Further information regarding the exercise of the warrants can be obtained from EquiServe by calling (800) 756-8200.

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